UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

June 21, 2012

GANNETT CO., INC.

(Exact name of registrant as specified in charter)

Delaware	1-6961	16-0442930
(State or Other Jurisdiction of Incorporation or Organization of Registrant)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia		22107-0910
(Address of principal executive offices)		(Zip Code)

(703) 854-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2012, Gannett Co., Inc. (the “Company”) issued a press release announcing that Victoria D. Harker had been appointed its chief financial officer, effective July 23, 2012.

Ms. Harker joins Gannett from AES Corp., a global power company, where she was chief financial officer from 2006 and president of Global Business Services from 2011 until leaving those roles in May 2012.

In connection with Ms. Harker’s appointment, the Executive Compensation Committee of the Company’s Board of Directors approved a base salary of $625,000. Ms. Harker will receive grants of performance shares and restricted stock units with an aggregate grant date value of $1.1 million under the terms of the Company’s 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010), subject to the Company’s standard vesting schedule, except that these stock grants would immediately vest in full if the Company were to terminate Ms. Harker’s employment without good cause, as defined below. As a member of the Gannett Leadership Team, Ms. Harker will be eligible to receive other benefits customarily provided to GLT members, and will be a participant in the Company’s Transitional Compensation Plan (amended as of May 4, 2010). Ms. Harker also will be eligible to participate in the Company’s Key Executive Life Insurance Program under which, subject to completion of underwriting by the insurance carrier, the annual life insurance premium payable by Gannett on her behalf is expected to be approximately $45,000 and her right to receive future annual premium payments will vest if her employment terminates after attaining both five years of service at Gannett and age 55.

In addition, the Company and Ms. Harker entered into a Termination Benefits Agreement (“Termination Agreement”) attached hereto as Exhibit 99.1 and incorporated herein by reference. Under the Termination Agreement, the Company may terminate Ms. Harker’s employment for good cause. “Good cause” means (1) embezzlement, fraud, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by Ms. Harker or at her direction; (2) neglect or refusal by Ms. Harker to perform the duties of her position which she does not remedy within 30 days’ notice; (3) violation of Gannett’s employment policies by Ms. Harker; (4) conviction of, or guilty or nolo contendere plea by Ms. Harker to a felony or any crime involving moral turpitude; or (5) material breach by Ms. Harker of the Termination Agreement which she does not remedy within 30 days’ notice. In the event of termination of employment by the Company for good cause, Ms. Harker would not receive any post-termination payments or benefits under the Termination Agreement.

Ms. Harker may terminate her employment for good reason. “Good reason” means (1) Ms. Harker is not elected or retained in her current position (or such other senior executive position in which she may agree to serve); (2) the Company acts to materially reduce Ms. Harker’s duties and responsibilities, and this situation is not remedied by the Company within 30 days’ notice; or (3) the Company materially breaches the Termination Agreement, which breach is not cured by the Company within 30 days’ notice. In the event of termination of employment by Ms. Harker for good reason or by the Company without good cause, and subject to delivery by

Ms. Harker to the Company of a customary release of claims, the Company would make a cash lump sum severance payment to Ms. Harker equal to the sum of (i) her annual base salary in effect on the termination date and (ii) her most recent annual bonus. If Ms. Harker is entitled to receive a change in control payment under the Transitional Compensation Plan or change in control plan then in effect, the amount determined under the prior sentence shall be offset by the amount paid to Ms. Harker under such other plan.

Ms. Harker is 47 years of age.

A press release announcing Ms. Harker’s appointment is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: June 22, 2012	By:	/s/ Todd A. Mayman
Todd A. Mayman
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Termination Benefits Agreement dated as of July 23, 2012

99.2	Press release dated June 21, 2012